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                                                                   Exhibit 3.1.2

                                                           FILED # C 23919-0
DEAN  HELLER
Secretary of State                                            NOV 25 2003
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299                             IN THE OFFICE OF
(775) 884 5708                                             /s/ Dean Heller
Website: secretaryofstate.biz                              DEAN HELLER,
                                                           SECRETARY OF STATE
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       CERTIFICATE OF AMENDMENT
  (PURSUANT TO NRS 78.385 and 78.390)

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Important: Read attached instructions before completing form.    ABOVE SPACE FOR
                                                               OFFICIAL USE ONLY

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

         (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation: Movito Holdings Ltd.

2. The articles have been amended as follows (provide article numbers, if available):

Article I. First: The name of the corporation is Silver Star Energy, Inc.

Article IV. Fourth: That the total number of common stock authorized that may be issued by the Corporation is three-hundred million (300,000,000) shares of stock with a par value of one tenth of one cent ($0.001) per share and that the total number of preferred stock authorized that may be issued by the Corporation is five million (5,000,000) shares of stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 74.4%

4. Effective date of filing (optional):

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   (Must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

   /s/ Mario Aiello
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*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

                                         Nevada Secretary of State AU Amend 2903
                                                           Reserved on:11/03/03